UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 25, 2008

MAGNUM D’OR RESOURCES, INC.
(Exact name of registrant as specified in its charter)

Nevada	0-31849	98-0215222
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File No.)	Identification No.)

1326 S.E. 17th Street, #513, Ft. Lauderdale, Florida 33316
(Address of principal executive offices)

(305) 420-6563
(Registrant’s telephone number, including area code)

N/A
(Former Name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.24d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.23e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

Magnum D'Or Resources, Inc. (the “Company”) announced a joint venture with Green Tech Solutions (“GTS”) and announced the Company’s first purchase of 4 buffing machines.

The Company’s Canadian Operations Manager, Michel Boux, stated that "Green Tech Solutions (“GTS”) recently purchased 2 standard buffers and 2 OTR buffer machines with the Company. This purchase constitutes an investment of roughly $400,000.00 USD and was made on behalf of GTS through the joint venture agreement in order to supplement production capacity for the Company. This equipment can produce up to 10,000 tons of saleable product."

The buffing equipment will be shipped to and installed at the Magog facility of the Company in order to help supply part of the Company's current contract obligations. The Company has entered into a 5 year joint venture agreement with Green Tech Solutions to have them become one of their key subcontractors for the production of non-powdered products for the North American market. Both the Company and Green Tech Solutions have agreed to finalize the terms of this agreement in late September 2008 upon meeting at the facility in Magog, Canada located at 2035 Rene-Patenaude Magog (Quebec), J1X 7J2.

Item 9.01 - Financial Statements and Exhibits

Exhibits:
99.1 Press Release of August 25, 2008 regarding Production Facility

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Magnum d'Or Resources Inc.
(Registrant)

Date: August 27, 2008	By:	/s/ Joseph J. Glusic
Joseph J. Glusic Chief Executive Officer and President